SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials

Delaware Enhanced Global Dividend and Income Fund Delaware Investments Global Dividend and Income Fund, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

IMPORTANT INFORMATION TO HELP YOU UNDERSTAND
AND VOTE ON THE PROPOSAL

     Below is a brief overview of the proposal on which you are being asked to vote. Your vote is important, no matter how large or small your holdings may be. Please read the full text of the Proxy Statement/Prospectus, which contains additional information about the proposal, and keep it for future reference.

     We appreciate you placing your trust in Delaware Investments and we look forward to continuing to help you achieve your financial goals.

On what proposal am I being asked to vote?

     Shareholders of both the Delaware Enhanced Global Dividend and Income Fund (the “Acquiring Fund”) and Delaware Investments Global Dividend and Income Fund, Inc. (the “Target Fund”, and together with Acquiring Fund, the “Funds”) are being asked to vote on the following proposal:

To approve an Agreement and Plan of Reorganization (the “Agreement”) providing for (i) the acquisition by the Acquiring Fund of substantially all of the assets, and certain of the liabilities, of the Target Fund, in exchange for newly issued common shares of the Acquiring Fund; (ii) the distribution of such newly issued common shares of the Acquiring Fund to holders of common shares of the Target Fund; and (iii) the dissolution of the Target Fund thereafter.

Has the Board of Trustees/Directors for each Fund (the “Board(s)”) approved the proposal?

     Yes. After careful consideration, the Board of each Fund has unanimously approved the proposal and recommends that you vote “FOR” the proposal.

What will happen if the proposal is approved?

     If the proposal is approved by each Fund’s shareholders, the Acquiring Fund will acquire substantially all of the assets, and certain liabilities, of the Target Fund in exchange for newly issued shares of the Acquiring Fund (such transaction, the “Reorganization”). Target Fund shareholders at the time of the Reorganization will then become shareholders of the Acquiring Fund.

     The Target Fund will retain sufficient assets to pay off any remaining liabilities, and then the Target Fund will be dissolved. After the Reorganization, the Acquiring Fund will continue to operate as a New York Stock Exchange listed closed-end fund managed by Delaware Management Company (its current investment manager), and the Acquiring Fund will continue to invest its assets pursuant to its existing investment objectives and strategies.

If approved by shareholders, when would the Reorganization be completed?

     The closing date for the Reorganization is currently expected to occur in fourth quarter of 2011, or such other date as the Boards of the Funds may mutually agree.

How do the Acquiring Fund and the Target Fund compare to each other?

     Each Fund is registered as a closed-end investment company under the Investment Company Act of 1940, and each Fund’s shares are listed and trade on the New York Stock Exchange. The Funds are managed by the same investment manager

Q/A-1

(Delaware Management Company), there is considerable overlap between the Funds’ investment management teams, and both Funds have similar investment objectives. The Acquiring Fund’s primary investment objective is to seek current income, with a secondary objective of capital appreciation. The Target Fund’s primary investment objective is to seek high current income, with a secondary objective of capital appreciation. The Funds have similar investment strategies and philosophies, as described in more detail in the Proxy Statement/Prospectus.

What factors did the Boards consider in approving the proposal?

     At a meeting on May 17-18, 2011, the Boards of the Funds met to consider whether the Agreement and Plan of Reorganization (the “Agreement”) and the Reorganization would be in the interests of the Funds and their shareholders. In approving the Agreement and recommending that shareholders of each Fund approve the Agreement, the Boards considered the following potential benefits of the Reorganization, among other factors:
  Reduction in management fee. The Target Fund currently has a management fee of 0.70% while the Acquiring Fund has a management fee of 1.00%. The Manager has agreed that upon completion of the Reorganization it will permanently lower the management fee of the Acquiring Fund from 1.00% to 0.95%. Though the contractual management fee paid by Target Fund shareholders will increase as a result of the Reorganization, the overall expense ratio of the Acquiring Fund is expected to be lower than that of the Target Fund.

  Consistency of investment management. The Funds are managed by similar investment teams with similar investment strategies and philosophies, so shareholders would receive the benefit of the continuity of the investment management team and a more straightforward transition of assets. The Acquiring Fund will retain its current investment objectives and strategies after the Reorganization, which are similar to those of the Target Fund.

  Improved economies of scale and potential for lower expense ratio. The combination of the Funds may potentially lead to economies of scale. The Target Fund is a small fund with total assets of $37.9 million as of February 28, 2011, while the Acquiring Fund is significantly larger with total net assets of $173 million as of February 28, 2011. The Board considered that shareholders of both Funds may benefit from the larger assets of a combined Fund. Furthermore, the Board noted that while the Funds have similar total expense ratios, the reduction in the Acquiring Fund’s contractual management fee and the combined assets are expected to result in a lower overall expense ratio. The Manager’s projection indicated that following the Reorganization the Acquiring Fund’s total expense ratio would be less than the current total expense ratio for either Fund.

  Performance. The Acquiring Fund had a better performance track record over the two- and three-year periods ending March 31, 2011, and stronger relative performance rankings compared to its peer group than the Target Fund over all the one-, two-, three-, five-, and ten-year periods, so Target Fund investors may benefit from a combined Fund with improved investment performance.
Q/A-2

  Distribution amounts. The Funds’ monthly distributions were being paid at comparable rates.

  Possibility of greater liquidity. Shareholders may benefit from a combined Fund that may have better liquidity in the market place with a greater number of shares outstanding and a larger market capitalization after the Reorganization.

  Potential effect on discount or premium to NAV. The Reorganization may not have any effect on the combined Fund’s discount or premium to NAV. The Board noted that the Acquiring Fund was trading at a slight premium to its NAV, while the Target Fund was trading at a slight discount to its NAV as of March 30, 2011. If the Acquiring Fund continues to trade at a premium at the time of the Reorganization, it could allow for Target Fund shareholders to assume the Acquiring Fund’s premium. However, there is no guarantee that the Acquiring Fund’s premium will be maintained until the Reorganization is completed or that it will persist afterwards.

  Similarities in leverage structure. Each Fund currently uses a line of credit for leverage purposes. The Funds have similar amounts of leverage outstanding relative to their respective net assets. The Board considered that following the Reorganization, the combined Fund is expected to continue to use a line of credit with BNY Mellon for leverage.
     The Boards also considered that if shareholders of either Fund do not approve the Agreement, or if the Reorganization is for any other reason not consummated, the Funds would still bear their portion of the costs of soliciting proxies and other costs involved with proposing the Reorganization.

What will be the primary tax consequences of the Reorganization?

     It is expected that neither the Funds nor their shareholders will recognize any gain or loss for federal income tax purposes as a result of the Reorganization. Shareholders should consult their own tax advisor regarding the effect, if any, of the Reorganization in light of their individual circumstances (including state and local tax consequences of the Reorganization).

What happens if the proposal is not approved?

     If the proposal is not approved by shareholders, the Reorganization would not be completed and the Funds would both continue to exist and operate on a stand-alone basis. At such time as is deemed appropriate, the Board for each Fund would consider alternative actions.

COMMON QUESTIONS AND GENERAL INFORMATION
ABOUT THE SHAREHOLDER MEETING

When and where is the joint special meeting of shareholders scheduled to occur?

     The joint special meeting of shareholders is scheduled to be held at the offices of Stradley Ronon Stevens &Young, LLP, 2005 Market Street, 26th Floor, Philadelphia, Pennsylvania 19103 on September 21, 2011 at 4:00 p.m. Eastern time.

Q/A-3

Who is paying the costs of the joint special meeting of shareholders?

     The costs and expenses incurred relating to the joint special meeting of shareholders, including the costs of preparing proxy solicitation materials and soliciting proxies in connection with the shareholder meeting, will be borne by the Funds and Delaware Management Company, the Fund’s investment manager. The costs and expenses will be borne 35% by the Target Fund, 40% by the Acquiring Fund, and 25% by Delaware Management Company.

How many votes are shareholders entitled to cast?

     Shareholders of each Fund are entitled to one vote for each full share and a fractional vote for each fractional share of the Fund that they owned as of July 13, 2011.

How do shareholders vote their shares?

     Shareholders can vote their shares by completing and signing the enclosed proxy card and mailing it in the enclosed postage-paid envelope. If you have received more than one proxy card, please fill them out and return each of them. Shareholders may also vote by touch-tone telephone by calling the toll-free number printed on their proxy card and following the recorded instructions. In addition, shareholders may vote through the Internet by visiting the Web site indicated on the proxy card and following the online instructions. If you have any questions before you vote, please call Computershare Fund Services, Inc., the Funds’ proxy solicitor, at 866-612-5812.

Who is Computershare Fund Services, Inc.?

     Computershare Fund Services, Inc. is a company, not affiliated with the Funds or Delaware Investments, that the Funds have hired to call shareholders and record proxy votes. In order to hold the shareholder meeting for each Fund, a minimum number of shareholders, or “quorum,” must be present or represented at the meeting. If a quorum is not attained, the meeting must adjourn to a future date. In order to attempt to prevent the adjournment of the shareholder meeting, as the meeting date approaches, you may receive a telephone call from a representative of Computershare Fund Services if your votes have not yet been received. The Fund also may attempt to reach you through multiple mailings to remind you to cast your vote.

How can I find more information about the proposal?

     You should read the Proxy Statement/Prospectus, which provides details regarding the proposal. If you have any questions, please call Computershare Fund Services at 866-612-5812.

How can I get another copy of the Proxy Statement/Prospectus?

     If you would like another copy of the Proxy Statement/Prospectus, please: (i) contact your participating broker/dealer firm or other financial intermediary; (ii) write to the Funds at: c/o Delaware Investments, 2005 Market Street, Philadelphia, PA 19103-7094; (iii) call Delaware Investments toll-free at 800-851-9677; or (iv) visit www.delawareinvestments.com/CEproxy.

Q/A-4